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                                                                    Exhibit 99.1

      FOR IMMEDIATE RELEASE                    CONTACT: James P. Kelly
                                                    Director, Investor Relations
                                                    (617) 342-6244
                                                    jim_kelly@cabot-corp.com

                                                    Ethel Shepard
                                                    Corporate Affairs Manager
                                                    (617) 342-6254
                                                    ethel_shepard@cabot-corp.com

                STATOIL TO USE CABOT CESIUM FORMATE FLUIDS ON TWO
                         MAJOR HIGH PRESSURE GAS FIELDS

BOSTON, MA (June 13, 2003) - Cabot Corporation (NYSE:CBT) announced today that its Cabot Specialty Fluids business has signed a letter of intent with a major energy service company to provide a supply of cesium formate fluids for both reservoir drilling and completion activities on two large gas and condensate field projects in the Norwegian Continental Shelf. The fields, Kristin and Kvitebjorn, are being developed and will be operated by Statoil (NYSE:STO). If the cesium formate fluids perform as anticipated, they could be used in more than 20 drilling and completion projects in these fields over the next several years.

Concerning the letter of intent, Ken Burnes, Cabot's Chairman and CEO, stated "We are very excited about the opportunity to establish a significant relationship with a major company such as Statoil on these projects. Successful performance of cesium formate drilling fluids on the projects would demonstrate to a broader customer base that these fluids provide the most effective drill-in and completion solution in high-temperature, high-pressure wells. We are also optimistic that this indicates an increase in HTHP drilling activity."

                                                    (more)
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About Cesium Formate

Cesium formate is a dense biodegradable drilling and completion fluid that is used as a solids-free base fluid for large-scale drilling and completion projects. The fluids can be used in a wide range of applications in areas that allow oilfield-operating companies to increase production and improve their drilling speed, which can save time and reduce operating costs. Cabot cesium formate has been used successfully in numerous drilling and completion operations for several major oil companies in the UK and Norwegian North Sea sectors.

Cesium formate is also proven to be compatible with all major elements of the drilling (BOP, surface equipment, MWD, LWD and mud motors) and completion equipment (metals and elastomers), under conditions of high temperature and pressure.

The monovalent nature of cesium formate reduces the likelihood of reservoir formation damage, providing operators with a maximized production index and overall production profile. Because it is biodegradable as well as non-corrosive, cesium formate is considered an environmentally safer product than other drilling fluids on the market.

About Cabot

Cabot Corporation is a global specialty chemicals and materials company and is headquartered in Boston, MA. Cabot's major products are carbon black, fumed silica, inkjet colorants, capacitor materials and cesium formate drilling fluids. Cabot has approximately 4,500 employees in 45 manufacturing plants located in 23 countries around the world. www.cabot-corp.com
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FORWARD-LOOKING INFORMATION: Included above are forward-looking statements relating to management's expectations of future profits, the possible achievement of the Company's financial goals and objectives and management's expectations for shareholder value creation initiatives and for the Company's product development program. Actual results may differ materially from the results anticipated in the forward-looking statements included in this press release due to a variety of factors, including market supply and demand conditions, fluctuations in currency exchange rates, costs and availability of raw materials, patent rights of others, stock market conditions, demand for our customers' products, competitors' reactions to market conditions, the outcome of pending litigation and governmental investigations, the impact of global health and safety concerns on economic conditions or market opportunities and other factors discussed in the Company's 2002 Annual Report on Form 10-K. Timely commercialization of products under development by the Company may be disrupted or delayed by technical difficulties, market acceptance, competitors' new products, as well as difficulties in moving from the experimental stage to the production stage.

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